Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our report dated April 15, 2019 related to the consolidated financial statements of One Horizon Group, Inc. (the “Company”) as of and for the years ended December 31, 2018 and 2017 which is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 in the Company’s Registration Statement on Form S-3 (Registration Nos. 333-228441, 333-227971, 333-227760, 333-227484, 333-227247, 333-225945, 333-223607 and 333-222295).

/s/ Cherry Bekaert LLP

Tampa, Florida

April 15, 2019